Nutrisystem, Inc.
600 Office Center Drive
Fort Washington, PA 19034

April 5, 2012

Clinton Group, Inc.

9 West 57th Street, 26th Floor

New York, NY 10019

Attn: Mr. George Hall

Mr. Gregory P. Taxin

Gentlemen:

This letter constitutes the agreement (the "Agreement") among Clinton Group, Inc., a Delaware corporation ("Clinton"), on behalf of itself and its funds, persons and entities, both current and future (collectively, the "Investor Group") and Nutrisystem, Inc., a Delaware corporation (the "Company").

WHEREAS, the Company and the Investor Group have agreed that it is in their mutual interests to enter into this Agreement, among other things, to set forth certain agreements concerning the composition of the board of directors of the Company (the "Board") and other corporate governance matters, as hereinafter described.

NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

1. As promptly as practicable following the date of this Agreement (but in no event later than at a Board meeting on the date of, but immediately following, the Company's 2012 annual meeting of stockholders (the "2012 Annual Meeting")), the Board shall, pursuant to the powers granted to the Board under Article III of the Bylaws of the Company (the "Bylaws"), increase the size of the Board, if necessary, to create a vacancy and appoint one candidate to the Board, which candidate shall be (i) qualified to serve on the Board under all requirements set forth in the Bylaws, (ii) not be employed by or otherwise affiliated with the Company, (iii) otherwise qualified as "independent" in accordance with Rule 5605(a)(2) of the NASDAQ Listing Rules, (iv) not be an Inside Director or an Affiliated Outside Director as defined in the 2012 ISS Categorization of Directors contained in Institutional Shareholder Services, Inc.'s 2012 U.S. Proxy Voting Summary Guidelines, dated January 31, 2012, and (v) subject to approval by the Investor Group, which approval shall not be unreasonably withheld (such candidate, the "Appointed Director"). Such approval shall be deemed to be made if the Investor Group does not notify the Company in writing of its disapproval, including the reason for its disapproval, within three business days of written notice by the Company to the Investor Group of the proposed candidate, which notice shall include the proposed candidate's resume and qualifications. The Company shall make the proposed candidate available during such three business day period for a telephone interview by the Investor Group.

2. If the Appointed Director is appointed to the Board prior to the Company's filing of its definitive proxy statement in connection with the 2012 Annual Meeting, the Board and the Nominating and Governance Committee thereof shall nominate and recommend the Appointed Director to stand for election at the 2012 Annual Meeting.

3. If the Appointed Director is appointed to the Board prior to the Company's filing of its definitive proxy statement in connection with the 2012 Annual Meeting, the Company shall (i) recommend that the Company's stockholders vote in favor of the election of the Appointed Director at the 2012 Annual Meeting and (ii) solicit proxies in favor of such election at the 2012 Annual Meeting and otherwise publicly support the Appointed Director in a manner no less favorable than the manner in which the Company supports other nominees for election as director in connection with the 2012 Annual Meeting.

4. Except as otherwise set forth in this Agreement, from the date of this Agreement until the earlier of (i) 5 days prior to the day upon which a notice to the Secretary of the Company of the proposal of business at the Company's 2013 annual meeting is required under Rule 14a-8 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), (ii) 30 days prior to the day upon which a notice to the Secretary of the Company of nominations of persons for election to the Board or the proposal of business at the Company's 2013 annual meeting would be considered timely under the Company's Bylaws and (iii) such date, if any, that the Company has materially breached any of its commitments or obligations under this Agreement, except that if such material breach can be cured, the Investor Group shall provide written notice to the Company that the Company has materially breached its commitments or obligations under this Agreement and the Company shall have an additional 10 days after the date of such written notice within which to cure its material breach (the "Standstill Period"), no member of the Investor Group shall:

(a) make, or in any way participate, directly or indirectly, in any "solicitation" (as such term is used in the proxy rules of the Securities and Exchange Commission (the "SEC")) of proxies or consents, conduct or suggest any binding or nonbinding referendum or resolution or seek to advise, encourage or influence any individual, partnership, corporation, limited liability company, group, association or entity (collectively, a "Person") with respect to the voting of any of the common stock, par value $0.001 per share, of the Company (the "Common Stock");

(b) initiate, propose or otherwise "solicit" (as such term is used in the proxy rules of the SEC) shareholders of the Company for the approval of shareholder proposals, or cause or encourage any person to initiate any such shareholder proposal;

(c) propose or nominate any candidates to stand for election to the Board, or seek the removal of any member of the Board;

(d) form, join or otherwise participate in a "partnership, limited partnership, syndicate or other group" within the meaning of Section 13(d)(3) of the Exchange Act (other than any group among some or all of the affiliates of Clinton) with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company);

(e) take any public action to act alone or in concert with others to control or seek to control, or to influence or seek to influence, the management, the Board or the policies of the Company; provided, however, that nothing herein shall prohibit the Investor Group from complying with legal or regulatory requirements, including, without limitation, the filing of any report or schedule required to be filed with the SEC;

(f) seek to call, or to request the call of, or call a special meeting of the shareholders of the Company, or make a request for a list of the Company's shareholders or other Company records;

(g) seek consents in writing from other stockholders to any action required or permitted to be taken at any annual or special meeting of the shareholders of the Company; or

(h) otherwise take or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

5. During the Standstill Period, no member of the Investor Group shall, and each of them shall not, solicit, cause or encourage others to, make any comments or statements regarding the Company or its current or former officers, directors or employees, which are derogatory or detrimental to, or which disparage, any of the Company or its current or former officers, directors or employees. During the Standstill Period, neither the Company nor any of its officers or directors shall, nor shall any of them solicit, cause or encourage others to, make any comments or statements regarding the Investor Group or any member thereof or any of their respective partners, officers, directors or employees, which are derogatory or detrimental to, or which disparage, any of them. The foregoing shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable fiduciary or legal obligation and are subject to contractual provisions providing for confidential disclosure.

6. The Company shall file a Form 8-K that includes this Agreement as an exhibit.

7. The Investor Group withdraws its notice of intent to nominate individuals for election as directors and present proposals at the 2012 Annual Meeting. The Investor Group further withdraws its books and records demand dated March 23, 2012.

8. The Company and the Investor Group each acknowledge and agree that (i) a breach or a threatened breach by either party may give rise to irreparable injury inadequately compensable in damages and accordingly each party shall be entitled to injunctive relief, without proof of actual damages, to prevent a breach or threatened breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, (ii) neither party shall plead in defense for any such relief that there would be an adequate remedy at law, (iii) any applicable right or requirement that a bond be posted by either party is waived and (iv) such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

9. All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by facsimile, or by Federal Express or registered or certified mail, postage pre-paid, return receipt requested, as follows:

If to the Company:

Nutrisystem, Inc.
600 Office Center Drive
Fort Washington, PA 19034
Attn: General Counsel
Fax: 215-346-8112

with a copy (which shall not constitute notice) to:

Barry M. Abelson, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103
Fax: 215-689-4803

If to the Investor Group:

Clinton Group, Inc.

9 West 57th St., 26th Floor
New York, NY 10019

Attn: General Counsel
Fax: 212-825-0084

with a copy (which shall not constitute notice) to:

Marc Weingarten, Esq.

David Rosewater, Esq.

c/o Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022
Fax: 212-593-5955

10. This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. The parties hereto consent to personal jurisdiction and venue in any action to enforce this Agreement in any court of competent jurisdiction located in the State of Delaware. The parties irrevocably and unconditionally waive any objection to the laying of venue of any legal suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such legal suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The prevailing party in any such legal suit, action or proceeding shall be entitled to reimbursement from the non-prevailing parties for its reasonable legal fees incurred in such legal suit, action or proceeding.

12. The Investor Group and its directors, officers, members, partners, affiliates, agents, advisors (including, without limitation, consultants, accountants and financial advisors), employees and legal counsel of the Investor Group (collectively, the "Investor Group Representatives") shall keep confidential the identity of any potential Appointed Director until the identity of any such potential Appointed Director is publicly disclosed by the Company.

13. The Investor Group, for the benefit of the Company and each of the Company's controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys and assigns, past and present, in their capacity as such (the Company and each such person being a "Company Released Person"), hereby forever waives and releases, and covenants not to sue, any of the Company Released Persons for any and all claims, causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, liabilities, rights, interests and demands of whatsoever kind or character (other than fraud) (collectively, "Claims") based on any event, fact, act, omission, or failure to act by the Company Released Persons, whether known or unknown, occurring or existing prior to the date hereof; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement and does not extend to acts which are criminal; provided further, that this waiver and release shall not prohibit the Investor Group's receipt of proceeds in any class action lawsuit initiated by a Person unaffiliated with the Investor Group on the same basis as the Company's other non-initiating stockholders within such class.

14. The Company, for the benefit of any member of the Investor Group and each of such member's controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys and assigns, past and present, in their capacity as such (each such person being a "Investor Group Released Person"), hereby forever waives and releases and covenants not to sue, for any Claim based on any event, fact, act, omission or failure to act by such Investor Group Released Person, whether known or unknown, occurring or existing prior to the date hereof; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement and does not extend to acts which are criminal.

15. The Non-Disclosure Agreement between Clinton, Clinton Magnolia Master Fund, Ltd. and the Company, dated March 28, 2012, and any restriction on Clinton's ability to acquire Common Stock set forth therein, are hereby terminated, effective immediately.

16. This Agreement constitutes the only agreement between the Investor Group and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written. This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the express written consent of the other party. No amendment, modification, supplement or waiver of any provision of this Agreement may in any event be effective unless in writing and signed by the party or parties affected thereby.

[signature page follows]

Very truly yours,

NUTRISYSTEM, INC.

By: /s/ David D. Clark
Name: David D. Clark
Title: EVP & CFO

Accepted and agreed to:

CLINTON GROUP, INC.
on behalf of itself and its affiliates

By: /s/ George E. Hall
Name: George E. Hall
Title: Chief Executive Officer